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                                 [Letterhead]

FOR RELEASE:                                                         IMMEDIATELY

FOR MORE INFORMATION CONTACT:                        Robert L. Stevens, Chairman
                                                                 610-526-2300 or
                                                         610-296-5539 (evening);
                                                       Joseph W. Rebl, Treasurer
                                          610-526-2466 or 610-828-7798 (evening)

Bryn Mawr Bank Corporation anticipates second quarter earnings decrease

BRYN MAWR, PA., June 23, 2000-Bryn Mawr Bank Corporation (NASDAQ:BMTC), (the "Corporation"), parent of The Bryn Mawr Trust Company (the "Bank"), today announced an anticipated decrease in Second Quarter Earnings in a letter to its shareholders from Corporation Chairman Robert L. Stevens, as follows:

"Dear Fellow Shareholder:

     "I write to you to make you aware of, and to give you the reasons for, an earnings decrease I expect in the second quarter 2000. Diluted earnings per share are expected to be about 37c, down 7c or about $330,000 from 44c in 1999's second quarter. The expected decrease in net income, comparing second quarter 2000 earnings to second quarter 1999, is the result of two unusual occurrences affecting the Corporation's earnings.

     "In the second quarter last year the Corporation realized $261,000 in after tax interest income from an impaired loan which was restored to a fully accruing status. This quarter, the Chief Executive Officer of CDC Capital Management, Inc., an investment advisory company the Corporation acquired in early 1999, was replaced and given a contractually required after tax severance payment of $58,000. CDC has been but nominally profitable, so because of that and the management change, we are eliminating the $155,000 of goodwill booked when CDC was acquired.

                                   Exhibit A
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     "The combined effect of the $261,000 accrual income in the second quarter of 1999 and the severance payment and goodwill write off in the second quarter of 2000, will cause a $474,000 difference, on a comparative basis, with the Corporation's second quarter 1999 net income, or about $.10 per diluted share. This more than accounts for the $.07 per diluted share, or $330,000, decrease expected in this quarter's net income compared to the same quarter last year.

     "On an ongoing basis for the second quarter 2000, excluding these unusual occurrences, the Corporation expects diluted earnings per share to be about 8% ahead of the second quarter 1999.

     "I'd be happy to explain any of this further to you, and can be reached at 610-526-2300 during business hours, or at 610-296-5539 at home."


     Sincerely,
     Robert L. Stevens
     Chairman

"The statements I have made in this letter including those relating to expectations of income and earnings are forward looking and made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. These statements involve risks and uncertainties which may cause operating results to differ materially from those set forth in this letter. In addition to the foregoing factors, economic, competitive, governmental regulations and other factors identified in the Corporation's filings with the Securities and Exchange Commission could affect the forward looking statements contained in this letter."

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